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                                                                    Exhibit 99.3

[K N Energy Logo]                                     [Kinder Morgan, Inc. logo]


www.kne.com                                                 www.kindermorgan.com


Media Contact: Larry Pierce @ 303-914-4751       Irene Twardowski @ 713-844-9500
Investor Relations Contact: Steve Eschbach @ 303-763-3618


KN ENERGY, INC. AND KINDER MORGAN, INC. AGREE TO MERGE;
RICHARD D. KINDER TO BE ELECTED CHAIRMAN AND CHIEF
EXECUTIVE OFFICER; COMBINED ENTITY TO BE KNOWN AS
KINDER MORGAN, INC.


                  FOR IMMEDIATE RELEASE: Thursday, July 8, 1999

LAKEWOOD, Colo. and HOUSTON - KN Energy, Inc. (NYSE:KNE) and Kinder Morgan, Inc. today announced that they have signed an Agreement and Plan of Merger to combine the two companies. In the combination, KN Energy would issue an aggregate of approximately 41.5 million shares of KN Energy stock in return for all of the outstanding shares of Kinder Morgan, Inc. In addition, upon the closing of the transaction, Richard D. Kinder, Chairman and Chief Executive Officer of Kinder Morgan, Inc., will be named Chairman and Chief Executive Officer of the combined entity, which will be known as Kinder Morgan, Inc. Mr. Kinder will continue to serve as Chairman and Chief Executive Officer of Kinder Morgan, Inc.'s wholly owned subsidiary, Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. (NYSE:ENP), a publicly traded master limited partnership. As a result of the pending combination, Kinder Morgan, Inc. has canceled its proposed initial public offering of common stock.
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          Larry D. Hall has resigned his post as Chairman and Chief Executive
Officer of KN Energy, effective immediately. Stewart Bliss, an independent member of the KN Energy Board of Directors, has assumed the Chairman and CEO positions on an interim basis. "Larry was instrumental in growing the company's assets from $300 million to $8 billion in the '90's," said Bliss. "He built a strong asset base, and we are confident that Rich Kinder has the industry expertise, vision and leadership to take the combined entity to the next level and position the company among the leaders in the energy industry.

          "This is an excellent transaction," Mr. Bliss said. "It is accretive to earnings, deleverages our balance sheet by reducing our debt to total capitalization ratio from 72 percent to approximately 65 percent, enhances the quality and stability of future earnings, improves cash flow to fund future growth, strengthens our already strong midstream asset base, and provides outstanding leadership from Rich Kinder, an industry veteran with a proven track record."

          KN Energy and Kinder Morgan, Inc. expect to close the transaction early in the fourth quarter. The closing is subject to certain conditions, including receipt of necessary governmental and KN shareholder approvals.

          The transaction is expected to be immediately accretive to KN's earnings per share.

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          The combination creates one of the premier midstream energy companies in the United States which will operate more than 30,000 miles of pipeline transporting natural gas, refined petroleum products and natural gas liquids. The combined entity (including Kinder Morgan Energy Partners, L.P.) will have an enterprise value of approximately $8.5 billion.

          After the combination, management will focus on maximizing the use of and expanding KN's asset base, selling non-strategic assets to reduce KN's level of outstanding debt and making strategic acquisitions, both on its own and in conjunction with Kinder Morgan Energy Partners. In addition, the combined company will be able to contribute qualifying assets to Kinder Morgan Energy Partners in exchange for cash and/or publicly traded limited partnership units. Any transfers of assets to Kinder Morgan Energy Partners will be made for fair value of the assets and only on an accretive basis to Kinder Morgan Energy Partners' unitholders. The combined company will continue to share in the earnings of these assets through its limited and general partner interest in Kinder Morgan Energy Partners.

          Kinder Morgan, Inc. is the sole stockholder of the general partner of Kinder Morgan Energy Partners, L.P. Kinder Morgan Energy Partners, L.P., which has an enterprise value of approximately $2.5 billion, is the nation's largest pipeline master limited partnership. It owns and operates one of the largest product pipeline systems in the United States, serving customers in sixteen states with more than 5,000 miles of pipeline and over twenty associated

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terminals. Kinder Morgan Energy Partners, L.P. also operates 24 bulk terminal facilities which transload over 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan owns 51% of Plantation Pipe Line Company, 20% of Shell CO2 Company, Ltd. and a 25% interest in an NGL fractionator.

          KN Energy, Inc., based in Lakewood, Colorado is the nation's sixth largest integrated natural gas company with more than $8 billion in total assets and is one of the largest pipeline operators with more than 25,000 miles of pipe. It has operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales - natural gas and natural gas liquids; electric generation development; and innovative services for consumers, utilities and commercial entities. It also jointly owns en-able, which markets the Simple ChoiceSM brand of enhanced products and services for consumers through their local utilities.

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This news release contains forward-looking statements within the scope of the
Securities Act of 1933 and the Securities Exchange Act of 1934. Although the company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Such factors include, among others, the pace of deregulation of retail natural gas and electricity; federal, state and international regulatory developments; the timing and extent of changes in commodity prices of oil, natural gas, natural gas liquids, electricity, certain agricultural products and interest rates; the extent of success in acquiring natural gas facilities; the timing and success of efforts to develop power, pipeline and other projects; political developments in foreign countries; weather-related factors; and conditions of the capital markets and equity markets during the periods noted in the release. All of these factors are difficult to predict and many are beyond the company's control.

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